Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement"), made and entered as of May 18, 2022 (the "Effective Date"), by and between Evolv Technologies Holdings, Inc. ("Company"), and Mark Donohue ("Executive") (each a "Party," and collectively the "Parties").

WHEREAS, Company wishes to employ Executive as an employee of Company and the Executive wishes to be employed as an employee of Company on the terms set forth below;

WHEREAS, Executive represents that he possesses the necessary skills to perform the duties of this position and that he has no obligation to any other person or entity which would prevent, limit or interfere with Executive's ability to do so;

WHEREAS, Executive and Company desire to enter into this Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the Parties agree as follows:

1.            Duties. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Chief Financial Officer, reporting to Company's Chief Executive Officer. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive's ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive's employment, Executive shall devote substantially all of Executive's business time and energies to the business and affairs of Company, provided that nothing in this Agreement shall prohibit Executive from engaging in activities that are not competitive with the business of Company and shall not interfere with the performance of Executive's duties for Company; in addition, nothing contained in this Section 1 shall prevent or limit Executive's right to manage his personal investments on his own personal time including, without limitation the right to make passive investments in the securities of any publicly held entity so long as Executive's aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity.

2.	Term of Employment.

(a)            Term. Subject to the terms hereof, Executive's employment hereunder shall commence on June 1, 2022 (the "Commencement Date") and shall continue until terminated hereunder by either Party (such term of employment referred to herein as the "Term").

(b)            Termination. Notwithstanding anything else contained in this Agreement, Executive's employment hereunder shall terminate upon the earliest to occur of the following:

(i)	Death. Immediately upon Executive's death.

(ii)	Termination by Company.

(A)            If for Cause (as defined below), written notice by Company to Executive under Section 2(c) that Executive's employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(B)            If by Company without Cause, written notice by Company to Executive that Executive's employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by Company.

(iii)	Termination by Executive.

(A)            If for Good Reason (as defined below), written notice by Executive to Company under Section 2(d) that Executive is terminating Executive's employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice: provided that if Company has cured the circumstances giving rise to the Good Reason as described in Section 2(d), then such termination shall not be effective; or

(B)            If without Good Reason, written notice by Executive to Company that Executive is terminating Executive's employment, which termination shall be effective ninety (90) days after the date of such notice or such earlier date as determined in the sole discretion of Company.

Notwithstanding anything in this Section 2(6), Company may at any point terminate Executive's employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)            Definition of "Cause". For the purposes of this Agreement, "Cause" shall mean: (i) conduct constituting fraud, embezzlement, or illegal misconduct in connection with the performance of Executive's duties under this Agreement; (ii) Executive's commission of, or voluntary and freely given confession to, or plea of guilty or nolo contendere to, a crime which constitutes a felony (other than a traffic violation), an indictment that results in material injury to Company's property, operation, or reputation, or a misdemeanor involving moral turpitude; (iii) Executive's willful failure to perform his employment duties or obligations (except resulting from incapacity or illness) as reasonably and lawfully directed by Company that continues after (A) Company or its duly authorized designee delivers a written notice to Executive describing such willful failure, and (B) Executive has failed to cure or take substantial steps to cure such willful failure after a reasonable time period as determined by Company or its duly authorized designee in its, his or her, as the case may be, reasonable discretion (not to be less than 30 days); (iv) willful misconduct or gross negligence that is materially injurious to the business, reputation or property of Company; (v) alcohol or substance abuse that materially interferes with the performance by Executive of his duties or obligations; (vi) repeated absence from work (either in-person or remote) during normal business hours for reasons other than permitted absence; (vii) violation of Executive's Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement (as described in Section 5); and (viii) repeated violation of any of the material policies or practices of Company (including, but not limited to, discrimination or harassment), or a single serious violation of such policies or practices which Company, in its discretion, determines is materially injurious to the business or reputation of Company.

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(d)            Definition of "Good Reason". For the purposes of this Agreement, "Good Reason" shall mean: (i) a material diminution in Executive's authority or responsibilities that causes Executive's position with Company to become of less authority or responsibility than his position immediately prior to such change, (ii) a material reduction in Executive's then current Base Salary or Target Amount of the Annual Bonus by Ten Percent (10%) or more, or (iii) a change in the principal location, at Company's request and direction, at which Executive performs his duties for Company to a new location that is at least fifty (50) miles from the prior location; provided that "Good Reason" shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that Executive intends to terminate Executive's employment hereunder for one of the grounds set forth above within thirty (30) days of such ground occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive's employment within seventy-five (75) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

3.	Compensation.

(a)            Base Salary. While Executive is employed hereunder, Company shall pay Executive a base salary at the annual rate of three hundred seventy-five thousand dollars ($375,000.00) (the "Base Salary"), payable in substantially equal periodic installments in accordance with Company's payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b)            Annual Bonus. Executive shall be eligible for an annual incentive bonus with respect to each calendar year of employment with Company (the "Annual Bonus"). Executive's target Annual Bonus amount shall be Fifty Percent (50%) of Executive's Base Salary (the "Target Amount"), provided that the Annual Bonus for Executive's first year of employment shall be pro-rated to reflect the Executive's hire date. The Annual Bonus amount for any calendar year shall be subject to the Board of Directors (the "Board") (or the Compensation Committee's) assessment of Executive's performance, business conditions at Company, and the terms of any applicable annual bonus plan. The Annual Bonus, if any, shall be paid no later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates (the "Bonus Payment Date"). Executive must be employed by Company on the Bonus Payment Date in order to be eligible for such Annual Bonus.

(c)            Equity. Subject to the approval of the Board (or a Committee of the Board), Executive will be granted RSUs with an aggregate grant date fair market value equal to $3,600,000.00, pursuant to the Company's 2021 Incentive Award Plan (the "Plan") and the Company's standard form of applicable RSU Agreement for use with the Plan (the "RSU Agreement"). Such award will be granted on the first regularly scheduled grant date after your Start Date ("Grant Date"). The number ofRSUs granted shall be calculated by dividing $3,600,000 by the closing price for a share of the Company's Class A common stock ("Common Stock") on the Grant Date, which number ofRSUs shall be rounded down to the nearest whole share of Common Stock. The RSUs will vest over a 3-year period commencing on the Grant Date, with 1/3 of the total number of RSUs vesting on each of the first, second, and third anniversaries of the Grant Date, subject to Executive's continuous employment with the Company through each such vesting date. In addition, 2,000 performance-based RSUs will be granted; these shares will vest based on the achievement of the Company's 2022 bookings goal. At the end of the performance period, 50% of any earned award will vest (January 1, 2023) and 50% will be subject to an additional one-year vesting period (January 1, 2024), subject to continued employment with the Company. The RSUs will be subject to the terms and conditions of the Company's stock plan in effect at the time of the grant and the Company's standard form of applicable RSU agreement for use with the stock plan, which Executive will be required to sign. Any subsequent equity awards shall be governed by the terms of the Plan, the RSU Agreement, any other applicable equity agreement and the terms of this Agreement. Executive acknowledges and agrees that Executive has no right to receive any additional RSUs, other equity awards, or any other securities of Company pursuant to this Agreement.

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(d)            Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to employees at the same level as Executive. Executive understands that, except when prohibited by applicable law, Company's benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e)            Paid Time Off. Executive's time off is not limited per year but must be scheduled to minimize disruption to Company's operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives. This policy is subject to change in Company's sole discretion. Paid time off is not accrued, earned, vested, or classified as a wage supplement and thus vacation time will not be paid out to Executive upon separation of employment, regardless of the reason for the separation.

(f)            Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company's business in accordance with Company's policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the rules and regulations thereunder ("Section 409A") including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4.	Termination and Severance Payments.

(a)            Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) the portion of Executive's Base Salary that has accrued prior to any termination of Executive's employment with Company and has not yet been paid; (ii) any Annual Bonus under Section 3(b) for the year preceding the year in which the termination occurred, to the extent unpaid; and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed (together, the "Accrued Obligations") promptly following the effective date of termination. In the event that Executive's employment is terminated for any reason other than as described in Section 4(b) or 4(c) below, Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive. Executive's entitlement to any other compensation or benefit under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement.

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(b)            Standard Severance. If Executive's employment hereunder is terminated by Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Obligations, Company shall pay Executive the following:

(i)            An amount equal to Executive's monthly Base Salary for a twelve (12) month period (the "Severance Period"), with such payments to be made during the Severance Period in accordance with Company's normal payroll practices, less all customary and required taxes and employment-related deductions.

(ii)            An amount equal to one hundred percent (100%) of Executive's Target Amount of the Annual Bonus for the year in which the termination occurs, paid in one lump sum amount within sixty (60) days following Executive's termination date, less customary and required taxes and employment-related deductions

(iii)            Subject to Executive's proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employee and employer COBRA premiums to continue Executive's coverage under Company's group healthcare plan (including coverage for Executive's eligible dependents, if applicable) until the earliest of (A) the twelve (12) month anniversary of the date of termination; (B) Executive's eligibility for group health plan benefits under any other employer's group medical plan; or (C) the cessation of Executive's continuation rights under COBRA; provided, if Company reasonably determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Company shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments, ifto Executive, shall be subject to tax-related deductions and withholdings and paid on Company's regular payroll dates.

(iv)            Notwithstanding anything to the contrary in the Plan or any stock option agreement executed by Executive pursuant thereto, any stock option then vested and exercisable as of Executive's termination date may be exercised within twelve (12) months after Executive's termination date, but in no event later than the ten (10) year anniversary of the original date of grant or the original expiration date of the stock option, whichever comes first (unless the Plan requires or authorizes earlier termination, including in connection with a liquidation or sale of Company). Any unvested portion of any option shall not be exercisable and shall expire and be cancelled on Executive's termination date.

The payments and benefits described in this Section 4(b) shall be referred to as the "Standard Severance," and are expressly subject to the conditions described in Section 4(d).

(c)            Change of Control Severance. If a Change of Control (as defined below) occurs and, within a period of twelve (12) months following the Change of Control, Executive's employment hereunder is terminated by Company (or its successor) in connection with such Change of Control without Cause or by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i)            Executive shall receive the severance payment described in and on the terms set forth in Section 4(b)(i).

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(ii)            Executive shall receive the severance bonus described in and on the terms set forth in Section 4(b)(ii).

(iii)            Executive shall receive the benefits payments described in and on the terms set forth in Section 4(b)(iii).

(iv)            Notwithstanding anything to the contrary in the Plan or any equity award agreement executed by Executive pursuant thereto, and subject to the terms and conditions of the Plan and any equity agreements executed by Executive pursuant thereto, Executive automatically shall become vested in one hundred percent (100%) of outstanding and unvested time-based equity awards granted to Executive by Company. For the avoidance of doubt, this includes the RSU equity award granted to Executive in section 3(c) of this Agreement. Any termination or forfeiture of any unvested portion of such time-based equity awards that would otherwise occur on the date of termination in the absence of this Agreement shall be delayed until the effective date of the separation agreement described in Section 4(d) and shall only occur if the vesting pursuant to this subsection does not occur due to the absence of such separation agreement becoming fully effective within the time period set forth therein. Following such acceleration, Executive shall not have any right to acquire or vest in any other form of equity under the Plan. In addition, any stock option may be exercised within twelve (12) months after Executive's termination date, but in no event later than the ten (10) year anniversary of the original date of grant or the original expiration date of the stock option, whichever comes first (unless the Plan requires or authorizes earlier termination, including in connection with a liquidation or sale of Company). Acceleration of vesting of stock options may cause certain stock options currently deemed to be incentive stock options taxable in accordance with Section 422 of the Internal Revenue Code of 1986, as amended, to be converted into non-qualified stock options which are taxable upon exercise. Executive acknowledges and agrees that Company does not guarantee or make any representations regarding the tax consequences of this provision or the tax treatment of any stock options.

The payments and benefits described in this Section 4(c) shall be referred to as the "Change of Control Severance," and are expressly subject to the conditions described in Section 4(d). In the event that Executive is eligible for the Change of Control Severance under Section 4(c), except as expressly set forth herein, Executive shall not be eligible for the Standard Severance under Section 4(b).

For the purposes of this Section 4(c), a "Change of Control" is defined as any of the following:

(A)            Ownership: Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company's then outstanding voting securities (excluding for this purpose any such voting securities held by Company or its Affiliates or any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(B)            Merger/Sale of Assets: (I) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale, lease, transfer, exclusive license or other disposition by Company of all or substantially all of Company's assets in a transaction requiring stockholder approval. "Change of Control" shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A of the Code.

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(d)	Severance Payment Conditions.

(i)            Release Requirement. Company shall not be obligated to pay Executive the Standard Severance or Change of Control Severance (as applicable) unless and until Executive has executed (without revocation) a timely separation agreement in a standard form that is acceptable to Company, which shall include mutual releases and which must be signed by Executive and returned to Company no later than sixty (60) days following Executive's separation from service (the "Review Period"), and which shall include, at a minimum, a complete general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities, and in Company's sole discretion, a one (1) year post-employment non-competition, agreement. If Executive fails to return such agreement within the Review Period, then Executive's Standard Severance or Change of Control Severance (as applicable) shall be forfeited. If Executive executes and does not revoke such agreement within the Review Period, then payment of the Standard Severance or Change of Control Severance (as applicable) shall commence on the first (1s day following the Review Period.

(ii)            Return of Company Property. Company shall not be obligated to pay Executive the Standard Severance or Change of Control Severance (as applicable) unless and until Executive has complied with his obligations to return Company information and property under Section 6.

(iii)            Non-Disparagement. Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of Company, including, but not limited to, any statements that disparage any services or capabilities of Company. Notwithstanding the foregoing, nothing in this section shall restrict Executive from making any disclosures mandated by state or federal law, from participating in an investigation with a state or federal agency if requested by the agency to do so, or from providing information or documents to a state or federal agency if requested by the agency to do so.

(iv)            Impact of Executive's Breach. The Standard Severance or Change of Control Severance (as applicable) shall cease immediately in the event that a court of competent jurisdiction enters a final order finding that Executive breached Executive's Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement (as described in Section 5).

(e)            Amounts Owed. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive's employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 (as applicable) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive's employment under this Agreement.

5.            Prohibited Competition and Solicitation. As a condition of Executive's employment with Company, Executive agrees to execute Company's Non-Competition, Non-Solicitation, Non Disclosure, and Intellectual Property Agreement, attached hereto as Exhibit A.

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6.            Property and Records. Upon the termination of Executive's employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all Company confidential and proprietary information, and copies thereof (regardless how such information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive's possession, including, but not limited to, tablet-type devices, laptops, cell phones, smart phones, products, files, materials, memoranda, notes, records, reports or other documents or photocopies of the same, in either hard copy or electronic form.

7.	Code Sections 409A and 280G.

(a)            The benefits set forth in Sections 4(b)-4(c) of this Agreement constitute "non-qualified deferred compensation" subject to Section 409A. The following conditions apply to the payment of the benefits in Sections 4(b)-4(c): Any termination of Executive's employment triggering payment of benefits under Sections 4(b)-4(c) must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) before distribution of such benefits can c mmence. To the extent that the termination of Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive's employment terminates), any benefits payable under Sections 4(b)-4(c) that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on Executive's part, but shall only act as a delay until such time as a "separation from service" occurs. Further, if Executive is a "specified employee" (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Sections 4(b)-4(c) that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) the date of Executive's death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective, and (ii) Executive's death, Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that Company otherwise would have paid Executive prior to that date under Sections 4(b)-4(c). It is intended that each installment of the payments and benefits provided under Sections 4(b)-4(c) shall be treated as a separate "payment" for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)            Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(c)            The Parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

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(d)            If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a "Payment") would: (i) constitute a "parachute payment" within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

8.	General.

(a)            Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by electronic mail upon verification of receipt; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in Company's records or such other address as Executive may specify in writing. To whom notices to Company shall be sent shall be decided by the Board at a later date.

(b)            Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties hereto.

(c)            Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other tenns or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)            Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company's business or that aspect of Company's business in which Executive is principally involved. Executive may not assign Executive's rights and obligations under this Agreement without the prior written consent of Company.

(e)            Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

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(f)            Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)            Entire Agreement. This Agreement, together with the applicable equity incentive plan, form of stock option agreement, restricted stock option agreement and/or equity award agreement, and any restrictive covenants agreement referenced herein, embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)            Counterparts. This Agreement may be executed in two or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE	EVOLV TECHNOLOGIES HOLDINGS, INC.

/s/ Mark Donohue	/s/ Peter George
Signature	Name: Peter George
Address: ###	Title: President & Chief Executive Officer

EXHIBIT A

COVENANTS AGREEMENT

NON-DISCLOSURE, NON-COMPETITION, NON-SOLICITATION AND INVENTIONS ASSIGNMENT AGREEMENT

This Non-Disclosure, Non-Competition Non-Solicitation and Inventions Assignment Agreement (the "Agreemenf') is made by and between Evolv Technologies Holdings, Inc. (hereinafter the "Company''), and the undersigned employee as of May 18, 2022.

For good and valuable consideration, including, without limitation, your employment by the Company, access to the Company's confidential information, trade secrets and good will, and, with respect to the non-competition restrictions, the additional consideration set forth in Section 2(c)(i), you and the Company agree as follows:

1.	Confidentiality.

(a)            Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means trade secrets and confidential and proprietary information of the Company, or any information provided to you or the Company under an obligation of confidentiality to a third party, or any confidential, trade secret, or proprietary information acquired by the Company from others with whom the Company or any affiliate has a business relationship, whether in written, oral, electronic or other form, including, but not limited to, technical data and specifications, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans, business plans, strategy forecasts, financial information, budgets, software, projections and procedures, the confidential evaluation of (and confidential use or non-use by the Company or any affiliate of) technical or business information in the public domain, Inventions (as defined below), and any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information shall not include information that is in the public domain other than through any fault or act by you. 11

(b)            Protection and Non-Disclosure of Confidential Information. You expressly acknowledge and agree that all Confidential Information is and shall remain the sole property of the Company or the third party to whom the Company owes an obligation of confidentiality and that you shall hold it in strictest confidence. You shall at all times, both during your employment with the Company and after your termination of employment for any reason or for no reason, maintain in confidence and shall not, without the prior written consent of the Company, use (except in the course of performance of your duties for the Company or by court order), disclose, or give to others any Confidential Information. The terms of this Section 1 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company's Confidential Information. The terms of this Section 1 shall survive indefinitely any termination of your employment with the Company for any reason or for no reason.

(c)            Notice Pursuant to Defend Trade Secrets Act. Notwithstanding any prov1s1on of this Agreement prohibiting the disclosure of Inventions (as defined below) or other Confidential Information, you understand that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit or other court proceeding against the Company for retaliating against you for reporting a suspected violation of law, you may disclose the Company trade secret to the attorney representing you and use the Company trade secret in the court proceeding, if you file any document containing the Company trade secret under seal and do not disclose the trade secret, except pursuant to court order.

11            The term "trade secrets," as used in this Agreement, shall be given its broadest possible interpretation under applicable state and federal law.

(d)            Return of Confidential Information. Upon the termination of your employment with the Company for any reason or for no reason, or if the Company otherwise requests, you shall: (i) return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained); and (ii) deliver to the Company any property of the Company which may be in your possession, including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

2.	Prohibited Competition and Solicitation.

(a)            Acknowledgements and Agreements Regarding Competition. You expressly acknowledge that: (i) there are competitive and proprietary aspects of the business of the Company; (ii) during your employment with the Company, the Company shall furnish, disclose or make available to you Confidential Information (as defined in Section 1) and may provide you with unique and specialized training; (iii) such Confidential Information and training have been developed and shall be developed by the Company through the expenditure of substantial time, effort and money, and could be used by you to compete with the Company; (iv) if you become employed or affiliated with any competitor of the Company in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor; and (v) in the course of your employment, you shall be introduced to vendors, suppliers, customers, employees, contractors and others with important relationships to the Company, and any and all "goodwill" created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between you and any vendors, suppliers or customers of the Company.

(b)	Definitions.

(i)            "Cause." The term "Cause" shall have the same definition as used in your Employment Agreement with the Company. If your Employment Agreement does not define "Cause", then "Cause" is defined as: (A) commission of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; (B) breach of fiduciary duty, or willful misconduct or gross negligence in the performance of job duties; (C) any act or omission that results in material harm to the reputation, business or business relationships of the Company; (D) breach of the terms of this Agreement, or any other agreement with the Company, including unlawfully taking physical or electronic property of the Company; (E) failure or refusal to comply with any material policy or rule of the Company; or (F) failure or refusal to perform material job duties or responsibilities to the Company's reasonable satisfaction.

(ii)            "Competing." For the purposes of this Agreement, a business shall be deemed to be "Competing" with the Company if the business performs or is planning to perform any of the same or similar services, manufacturing, research, or development provided by the Company during the last two years of your employment by the Company; or is a business in which you could reasonably be expected to use or disclose Confidential Information.

(iii)            "Non-Competition Period." The term "Non-Competition Period" is defined as the one (1) year period following the termination of your employment with the Company for Cause, or your resignation for any reason or no reason, provided that, in the event that you breach a fiduciary duty to the Company or unlawfully take physical or electronic property of the Company then the duration of the Non-Competition Period shall be increased to two (2) years following the termination of your employment with the Company.

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(iv)            "Non-Solicitation Period. 11 For the purposes of this Agreement, the term "Non- Solicitation Period" is defined as the one (1) year period following the termination of your employment with the Company for any reason or for no reason.

(v)            "Restricted Territory.11 For the purposes of this Agreement, the term "Restricted Territory" is defined as any regional area or territory in which you performed services on behalf of the Company or had a material presence or influence in the two years immediately preceding the termination of your employment with the Company.

(c)            Non-Competition. During the period in which you are employed by the Company and for the Non-Competition Period, you shall not engage in the following activities either through or on behalf of yourself, a third party or another person/entity, whether directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity: own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly Competing with the business of the Company within the Restricted Territory (each, a "Restricted Activity"). For the avoidance of doubt, this Section 2(c) shall not apply to you in the event your employment is terminated without Cause or if the Company elects to waive this Section 2(c) in accordance with Section 2(c)(ii) below.

(i)            Garden Leave. In consideration of your agreement not to compete during the Non- Competition Period as set forth above in Section 2(c), and so long as you comply with the obligations under Section 2(c), the Company shall pay you an amount equal to fifty percent (50%) of your highest annualized base salary in the two years immediately preceding the commencement of the Non-Competition Period, to be paid in accordance with the Company's normal payroll practices. For the purposes of this subsection 2(c)(i), "highest annualized base salary" shall mean the highest averaged amount of compensation paid to you for any twelve month period during the two year period immediately preceding commencement of the Non-Competition Period, but shall not include any other form of compensation, including but not limited to, commissions, bonuses, reimbursement of expenses, travel discounts or other fringe benefits. The Company reserves the right to apply any severance payments made to you by the Company, or a portion thereof, against the installment payments under this Section 2(c)(i).

(ii)            Waiver of Non-Competition Period. The Company, in its sole discretion, may elect at any time prior to the commencement of the Non-Competition Period, or on such later date to the extent permitted by applicable law, to waive the restrictions set forth in Section 2(c), which such waiver shall automatically terminate Company's obligations to compensate you under Section 2(c)(i) above. In such event, you shall have no further obligation under Section 2(c) above. Such waiver shall be provided in writing by the Company. Such waiver shall have no effect on your obligations under the remainder of this Agreement, which shall continue in full force and effect in all respects. You acknowledge and agree that nothing in this Section 2(c)(ii) gives you an election as to compliance with Section 2(c).

(iii)            Remedies Upon Breach. You acknowledge and agree that if you breach any of your obligations under Section 2(c) of this Agreement at any time during the Non-Competition Period, then, in addition to any other remedies that the Company may have against you, including but not limited to injunctive relief, the Company shall immediately cease any and all payments to you pursuant to Section 2(c)(i) and you shall be obligated to immediately return any and all payments previously made by the Company pursuant to Section 2(c)(i).

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(iv)            Notice of Subsequent Employment or Engagement. You agree that at any point prior to the commencement of the Non-Competition Period, in the event that you are considering a post-employment professional opportunity (whether as an employee, consultant, contractor, director, partner or otherwise), you shall notify Liza Knapp at the Company in writing of such opportunity. You acknowledge and agree that your acceptance of the payments under Section 2(c)(i) shall be an express representation to the Company that you are in compliance with this Section 2(c)(iv).

(v)             Material Breach. You acknowledge and agree that a breach of any provision of this Section 2(c) is a material breach of this Agreement.

(c)            Solicitation of Customers. During the period in which you are employed by the Company and for the Non-Solicitation Period, you shall not engage in the following activities either through or on behalf of yourself, a third party or another person/entity, whether directly or indirectly: (i) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, the business or patronage of any customer, client, vendor, supplier, or patron of the Company, or the business or patronage of any prospective customer, client, vendor, supplier, or patron to which the Company has developed or made a collaboration, joint venture or sales presentation (or similar offering of services); or (ii) interfere with, or attempt to interfere with, the relations between the Company and any customer, client, vendor, supplier or patron of the Company.

(d)            Solicitation of Employees and Contractors. During the period in which you are employed by the Company and for the Non-Solicitation Period, you shall not engage in the following activities either through or on behalf of yourself, a third party or another person/entity, whether directly or indirectly: (i) solicit, entice or persuade, or attempt to solicit, entice or persuade, any other employees or contractors of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason; or (ii) employ, cause to be employed, or solicit the employment or services of any employee or contractor of the Company while any such person is providing services to the Company or within six (6) months after any such person ceases providing services to the Company.

(e)            Tolling. You acknowledge and agree that the Non-Solicitation Period shall be tolled and shall not run, during any period in which you are in violation of the terms herein.

3.	Ownership of Ideas. Copyrights and Patents.

(a)            Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, data, protocols, writings, specifications, sound recordings, and pictorial and graphical representations, (collectively the "Inventions") which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during your employment with the Company, whether alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company's premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, shall be and are the sole and exclusive property of the Company, and that you shall not publish any of the Inventions without the prior written consent of the Company or its designee. You acknowledge and agree that any Inventions conceived or made by you, alone or with others, within six (6) months following termination of your employment are likely to have been conceived in significant part while employed by the Company; accordingly, you agree that such Inventions shall be presumed to have been conceived during your employment by the Company until you have established the contrary by clear and convincing evidence, and that such Inventions are subject to the terms and conditions of this Section. You also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are "works made for hire" pursuant to the United States Copyright Act (17 U.S.C. § 101). You hereby assign to the Company or its designee all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions shall violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you shall use your best efforts to prevent any such violation.

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(b)            Invention Disclosure; Cooperation; Power of Attorney. Promptly upon conception of any Invention, you agree to disclose the same to the Company and the Company shall have full power and authority to file and prosecute patent applications thereon and to procure and maintain patents thereon. You agree that such Inventions shall remain subject to all provisions of this Agreement, including but not limited to the ownership, cooperation and licensing provisions described in this Section 3. You acknowledge that your obligation to disclose such information is ongoing during your employment with the Company, and that after you execute this Agreement, if you determine that any additional Inventions in which you claim or intend to claim any right, title or interest (including but not limited to patent, copyright and trademark interest) has been or is likely to be delivered to the Company or incorporated in any company product or system, you shall make immediate written disclosure of the same to the Company. At any time during or after your employment with the Company, you shall fully cooperate with the Company and its attorneys and agents in securing and protecting the Company's rights to Inventions, including but not limited to the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to you personally shall be assigned by you to the Company or its designee without charge by you. If the Company is unable, after reasonable effort, to secure your signature on any such papers and/or other documents, you hereby irrevocably designate and appoint each officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.

(c)            Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source}, whenever created, which you have not conceived, reduced to practice or developed during the period that you are employed by the Company, but which you provide to the Company or incorporate in any Company product or system, you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, sell, license, dispose of, and to authorize others so to do, all such Inventions. You shall not include in any Inventions you deliver to the Company or use on its behalf, without the prior written consent of the Company, any material which is or shall be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(d)            Prior Inventions. You have attached hereto, as Exhibit A, a list describing all Inventions, whether patentable or not, which were created, made, conceived or reduced to practice by you prior to your employment by the Company and which are owned by you, which relate directly or indirectly to the current or anticipated future business of the Company, and which are not assigned to the Company hereunder (collectively, "Prior Inventions"); or, if no such list is attached, you represent that there are no such Prior Inventions. If disclosure of any Prior Invention would cause you to violate any prior confidentiality agreement, you understand that you will not to list these Prior Inventions in Exhibit A but will only to disclose a cursory name for each invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to the inventions has not been made for that reason.

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4.             Disclosure to Future Employers. You shall provide, and the Company, in its discretion, may similarly provide, a copy of this Agreement or specific covenants herein to any business or enterprise which you may directly or indirectly own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5.            Your Representations and Warranties. You hereby represent and warrant that: (a) you have no commitments, agreements or legal obligations that are inconsistent with this Agreement or that restrict your ability to be employed by or perform other services for the Company; and (b) the Company has advised you that at no time should you divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer or other third party, and that you have not divulged or used and shall not divulge or use any such information for the benefit of the Company. You expressly acknowledge and agree that you shall indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with the representations and warranties above.

6.             Provisions Necessary and Reasonable; Injunctive Relief.

(a)            Reasonableness of Restrictions. You acknowledge and agree that the provIsIons of Sections 1, 2 and 3 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, property rights, trade secrets, goodwill and business interests. You further acknowledge and agree that the types of employment which are prohibited by Section 2 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and that the specific but broad temporal and geographical scope of Section 2 is reasonable and fair in light of the Company's need to market its services and develop and sell its products in a large geographic area in order to maintain a sufficient customer base, and in light of your material presence or influence in the Restricted Territory during the last two years of your employment with the Company.

(b)            Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms of Sections 1, 2 or 3 of this Agreement shall result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 1, 2 or 3 of this Agreement, without posting any bond or security, and without affecting the Company's right to seek and obtain damages or other equitable relief.

7.              General.

(a)            Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. You expressly agree that any change or changes in your job duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(b)            Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)            Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.

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(d)            Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in Suffolk County Superior Court Business Litigation Session, Boston, Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid court. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(e)            Severability and Blue Pencil. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue penciled form such provision shall then be enforceable and shall be enforced.

(f)            Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in Sections 1, 2 and 3 shall survive the termination of your employment by the Company for any reason or for no reason, pursuant to the terms and conditions herein.

(g)            Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h)            No Waiver of Rights, Powers and Remedies. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.

(i)            Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of the other party's costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

U) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)            Acknowledgment; Opportunity to Review. You hereby acknowledge that you have been provided an opportunity to review the terms and conditions set forth in this Agreement including the obligations and agreements under Section 2(c), upon the earlier of a formal offer of employment or ten (10) business days before the commencement of employment, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement, including that your obligations hereunder may limit your right to accept certain future job opportunities that require you to engage in Restricted Activities.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

EVOLV TECHNOLOGIES HOLDINGS, INC.

/s/ Liza Knapp
Liza Knapp
Head of People

Accepted and Agreed

/s/ Mark Donohue
Signature
Mark Donohue
Printed Name
5/18/22

Date

EXHIBIT A

PRIOR INVENTIONS

©Copyright 2021 Evolv Technologies, Inc. All Rights Reserved.